Exhibit 99.1

NEWS RELEASE

Contact:
Susan M. Ball
EVP, Chief Financial Officer and Treasurer
(281) 388-5521

TEAM, INC. REPORTS FIRST QUARTER 2020 RESULTS
Decisive Actions Implemented to Further Reduce and Control Variable Costs
Gross Margin in Line with Prior Year Quarter

First Quarter 2020

•	Quest Integrity revenues increased 16.3% over Q1 2019; Q1 2020 operating income improved 271.4% over the same period last year

•	Consolidated gross margin of 24.3% in Q1 2020 in line with the same quarter last year

•	Selling, general and administrative expenses decreased by $3.8 million in Q1 2020 compared to Q1 2019 and decreased by $1.3 million when compared to Q4 2019

•	OneTEAM program savings of $6.6 million realized in Q1 2020

•	In compliance with all bank covenant requirements at March 31, 2020

•	COVID-19 and the oil and gas supply-demand imbalance triggered a non-cash, pre-tax goodwill impairment charge of $191.8 million; $178.6 million after-tax basis
Second Quarter 2020 and Beyond

•	Amended and extended TEAM’s credit facility through January 15, 2022 to provide covenant flexibility while maintaining ample liquidity

•	Implemented director, executive and employee compensation decreases, enacted furloughs and reduction in workforce, and eliminated all non-essential spend

•	Lowered full year 2020 capital expenditures by more than 30%

•	Expanded and accelerated the OneTEAM program to deliver additional structural and permanent cost reductions

SUGAR LAND, TX – June 17, 2020 – Team, Inc. (NYSE: TISI), a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, today reported its financial results for the first quarter ended March 31, 2020.

Amerino Gatti, Team’s Chairman and Chief Executive Officer, said “Our first quarter results were noticeably impacted by adverse market conditions. Activity was negatively affected by the unprecedented economic crisis triggered by the COVID-19 pandemic as well as volatility in commodity prices driven by oil and gas supply/demand imbalance. Many of our clients reprioritized their operations, resulting in scope reductions on certain ongoing work, deferrals or suspensions of maintenance projects, and cuts in capital spend.

“In response, during the last few weeks of March, we implemented decisive and aggressive actions that delivered more than $5 million of savings in the first quarter. We reduced variable costs, scaled the business to support the current environment and accelerated the next phase of our OneTEAM program. These actions are estimated to generate a total savings of $20-25 million in the second quarter.

“I am pleased that we completed an amendment and extension to our credit facility in the second quarter, which provides us operational flexibility and enhanced liquidity through the recovery period and supports our future growth. We remain committed to our financial priorities of conserving cash, paying down debt and protecting our balance sheet.

“As part of the critical and essential services network and in close collaboration with our clients, TEAM supports the performance, efficiency, and longevity of aging assets and ensures compliance with standards and regulations. In addition, we are focused on diversifying into markets and industries that are experiencing less disruption. We expect to lead the recovery by leveraging our three segments, engineering and manufacturing capabilities, our array of integrated solutions and the continued technological advancement of our digital strategy.

“We cannot underestimate the long road ahead during this challenging and dynamic period. I am proud of our experienced and knowledgeable leadership team for quickly executing our playbooks and ensuring the wellbeing and safety of our employees and their families, our clients and the community. I would like to especially thank TEAM’s technicians on the front lines who have continued to provide essential and exceptional services to our valued clients.

“Notwithstanding the ongoing effects of the pandemic, we will continue to make disciplined decisions to move the business in the right direction and are confident in TEAM’s performance and potential, as well as our ability to achieve our long-term strategic targets,” concluded Mr. Gatti.

Consolidated net loss in the first quarter of 2020 was $199.7 million ($6.54 loss per diluted share) compared to net loss of $24.2 million ($0.80 loss per diluted share) in the first quarter of 2019. Adjusted net loss, a non-GAAP measure, was $18.0 million, or $0.59 adjusted net loss per diluted share, for the first quarter of 2020 compared to adjusted net loss of $19.8 million, or $0.66 adjusted net loss per diluted share, for the same quarter in 2019. Adjusted EBITDA, a non-GAAP measure, was negative $3.9 million for the first quarter of 2020 compared to a positive $3.8 million for the prior year quarter. (See the accompanying reconciliation of non-GAAP measures at the end of this earnings release.)

Consolidated revenues for the first quarter of 2020 were $236.8 million compared to $269.6 million in the prior year quarter. Revenue decreased due to lower activity levels in our Inspection and Heat Treating (“IHT”) and Mechanical Services (“MS”) segments, partially offset by higher activity levels in the Quest Integrity segment. In the first quarter, consolidated gross margin was $57.5 million, or 24.3%, compared with 24.5% in the same quarter a year ago.

SG&A for the first quarter was $78.4 million, down $3.8 million, or a 4.6% improvement from the first quarter of 2019. The Company’s adjusted measure of operating loss, Adjusted EBIT, was $17.2 million in the first quarter compared to $11.0 million in the prior year comparable quarter.

First quarter 2020 reported results include certain net charges not indicative of Team’s core operating activities, including: $191.8 million goodwill impairment charge for IHT, $2.0 million of costs related to the OneTEAM program (inclusive of restructuring costs), $1.3 million of legal costs and $0.7 million of certain professional fees and other non-recurring costs. Net of tax, these items totaled $181.7 million ($5.95 per diluted share).

Adjusted net income or loss, Adjusted EBIT, Adjusted EBITDA and free cash flow are non-GAAP financial measures that exclude certain items that are not indicative of Team’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarters ended March 31, 2020 and 2019 (in thousands):

	Three Months Ended March 31,		Increase (Decrease)
	2020	2019	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$107,881	$127,056	$(19,175)	(15.1)%
MS	104,519	121,526	(17,007)	(14.0)%
Quest Integrity	24,439	21,017	3,422	16.3%
Total	$236,839	$269,599	$(32,760)	(12.2)%
Operating income (loss):
IHT[1]	$(192,150)	$1,721	$(193,871)	NM2
MS	1,022	5,534	(4,512)	(81.5)%
Quest Integrity	6,106	1,644	4,462	271.4%
Corporate and shared support services	(27,910)	(25,427)	(2,483)	(9.8)%
Total	$(212,932)	$(16,528)	$(196,404)	NM2
_________________

1	Includes goodwill impairment charge of $191.8 million for IHT for the three months ended March 31, 2020.

2	NM - Not meaningful.

Quest Integrity continued its strong revenue growth and increases in operating income with a 16.3% year-over-year improvement in revenue and a 271.4% increase in operating income. Quest Integrity’s performance is primarily the result of increased demand for Quest Integrity’s proprietary services and tools.

Decreased activity levels in IHT and MS were due to volumes being negatively impacted by weather disruptions and lower non-recurring projects at the start of the year. Towards the latter part of the quarter, the outbreak of COVID-19 and decline in oil prices resulted in certain clients temporarily closing facilities and/or curtailing operations, resulting in the postponement of client projects and lower demand for the Company’s services.

Cash and Debt

Consolidated cash and cash equivalents were $20.5 million at March 31, 2020. The Company was in compliance with its bank covenants at March 31, 2020. The Company’s net debt (total debt less cash and cash equivalents) was $324.8 million at March 31, 2020, compared to $313.1 million at December 31, 2019.

Non-Cash Goodwill Impairment Charge

During the first quarter of 2020, the impact of the COVID-19 pandemic, decline in crude oil prices driven by the oil and gas supply-demand imbalance and the decrease in the Company’s stock price was deemed to be a triggering event, requiring the Company to perform an interim assessment. As a result, the Company recognized a non-cash goodwill impairment charge during the three months ended March 31, 2020 of $191.8 million for the IHT segment. On an after-tax basis, this was $178.6 million, or $5.85 per diluted share. This non-cash charge had no other impact on the Company’s ongoing operations.

Credit Agreement Amendment and Extension

Effective June 17, 2020, the Company executed an amendment and extension of its senior secured credit facility to gain additional covenant flexibility. The Company extended the maturity of its credit facility through January 15, 2022 and reduced the revolving credit line to a maximum of $200 million, ensuring an expected adequate level of liquidity to fund the business.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate Team’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (GAAP). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

Conference Call and Webcast Details

Team, Inc. will host a conference call on Thursday, June 18, 2020 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to review its first quarter 2020 results.

By Phone: Dial 1-888-699-2378 inside the U.S. or 1-847-852-4067 outside the U.S. at least 10 minutes before the call. A telephone replay will be available through June 25, 2020 by dialing 1-855-859-2056 inside the U.S. or 404-537-3406 outside the U.S. using the Conference ID 6048738#.

By Webcast: The call will be broadcast over the web and can be accessed on Team’s website, www.teaminc.com under “Investor Relations.” Please log on at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, (i) the duration and magnitude of the COVID-19 pandemic, related economic effects and the resulting negative impact on demand for oil and gas along with the current surplus in the global supply of oil, (ii) any difficulties or delays that could affect the Company's ability to effectively implement the remediation plan, in whole or in part, to address the material weakness identified in the Company's internal control over financial reporting, as described in Item 9A. "Controls and Procedures" of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and (iii) such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

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TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019

Revenues	$236,839	$269,599
Operating expenses	179,353	203,652
Gross margin	57,486	65,947
Selling, general and administrative expenses	78,444	82,267
Restructuring and other related charges, net	186	208
Goodwill impairment charge	191,788	—
Operating loss	(212,932)	(16,528)
Interest expense, net	6,776	7,425
Other income (expense), net	472	(58)
Loss before income taxes	(220,180)	(23,895)
Less: Provision (benefit) for income taxes	(20,453)	333
Net loss	$(199,727)	$(24,228)

Loss per common share:
Basic	$(6.54)	$(0.80)
Diluted	$(6.54)	$(0.80)

Weighted-average number of shares outstanding:
Basic	30,540	30,228
Diluted	30,540	30,228

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	March 31,	December 31,
	2020	2019
	(unaudited)

Cash and cash equivalents	$20,523	$12,175

Other current assets	303,469	305,403

Property, plant and equipment, net	184,447	191,951

Other non-current assets	279,099	475,688

Total assets	$787,538	$985,217

Current portion of long-term debt and finance lease obligations	$5,296	$5,294

Other current liabilities	146,120	145,242

Long-term debt and finance lease obligations, net of current maturities	345,362	325,299

Other non-current liabilities	63,331	72,712

Stockholders’ equity	227,429	436,670

Total liabilities and stockholders’ equity	$787,538	$985,217

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(unaudited, in thousands)

	Three Months Ended March 31,
	2020	2019

Net loss	$(199,727)	$(24,228)

Depreciation and amortization expense	11,708	12,271

Provision for doubtful accounts	(45)	637

Deferred income taxes	(5,764)	(771)

Non-cash compensation cost	1,530	2,434

Goodwill impairment charge	191,788	—

Working capital changes	(263)	15,939

Other items affecting operating cash flows	1,690	1,346

Net cash provided by operating activities	917	7,628

Capital expenditures	(8,305)	(6,610)

Cash used for business acquisitions, net	(1,013)	—

Proceeds from disposal of assets	—	47

Other items affecting investing cash flow	6	47

Net cash used in investing activities	(9,312)	(6,516)

Borrowings (payments) under revolving credit agreement, net	20,153	(3,550)

Payments under term loan, net of debt discount	(1,250)	—

Cash associated with share-based payment arrangements, net	(349)	(342)

Other items affecting financing cash flows	(60)	(500)

Net cash provided by (used in) financing activities	18,494	(4,392)

Effect of exchange rate changes	(1,751)	76

Net change in cash and cash equivalents	$8,348	$(3,204)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in thousands)

	Three Months Ended March 31,
	2020	2019
	(unaudited)	(unaudited)
Revenues
IHT	$107,881	$127,056
MS	104,519	121,526
Quest Integrity	24,439	21,017
	$236,839	$269,599

Operating income (loss) (“EBIT”)
IHT	$(192,150)	$1,721
MS	1,022	5,534
Quest Integrity	6,106	1,644
Corporate and shared support services	(27,910)	(25,427)
	$(212,932)	$(16,528)

Adjusted EBIT
IHT	$(354)	$1,823
MS	1,152	5,619
Quest Integrity	6,106	1,644
Corporate and shared support services	(24,067)	(20,037)
	$(17,163)	$(10,951)
Adjusted EBITDA
IHT	$3,629	$6,325
MS	6,583	11,033
Quest Integrity	6,992	2,565
Corporate and shared support services	(21,129)	(16,169)
	$(3,925)	$3,754

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis. Adjusted net income (loss) and adjusted net income (loss) per diluted share, each as defined by the Company, exclude the following items from net income (loss): costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation and non-routine legal costs and settlements, professional fees for acquired business integration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized Enterprise Resource Planning (“ERP”) implementation costs, goodwill impairment charge and certain other items that management does not believe are indicative of core operating activities and the related income tax impacts. EBIT, as defined by the Company, excludes income tax expense (benefit), interest charges and items of other (income) expense and therefore is equal to operating income (loss) reported in accordance with GAAP. Adjusted EBIT further excludes the following items: costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation and non-routine legal costs and settlements, professional fees for acquired business integration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized ERP implementation costs, goodwill impairment charge and certain other items that management does not believe are indicative of core operating activities. Adjusted EBITDA further excludes from adjusted EBIT depreciation, amortization and non-cash share-based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, less cash and cash equivalents.
Management believes that excluding certain items from GAAP results allows management to better understand the consolidated financial performance from period to period and to better identify operating trends that may not otherwise be apparent. Moreover, the Company believes these non-GAAP financial measures will provide its stakeholders with useful information to help them evaluate operating performance. However, there are limitations to the use of the non-GAAP financial measures presented in this report. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently than Team does, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures.
The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity, prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below. You are encouraged to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
	(unaudited)	(unaudited)

Adjusted Net Income (Loss):
Net income (loss)	$(199,727)	$(24,228)
Professional fees and other[1]	2,545	5,105
Legal costs[2]	1,250	264
Restructuring and other related charges, net[3]	186	208
Goodwill impairment charge	191,788	—
Tax impact of adjustments and other net tax items[4]	(14,050)	(1,171)
Adjusted net income (loss)	$(18,008)	$(19,822)

Adjusted net income (loss) per common share:
Basic	$(0.59)	$(0.66)
Diluted	$(0.59)	$(0.66)

Adjusted EBIT and Adjusted EBITDA:
Operating income (loss) (“EBIT”)	$(212,932)	$(16,528)
Professional fees and other[1]	2,545	5,105
Legal costs[2]	1,250	264
Restructuring and other related charges, net[3]	186	208
Goodwill impairment charge	191,788	—
Adjusted EBIT	(17,163)	(10,951)
Depreciation and amortization
Amount included in operating expenses	5,937	6,331
Amount included in SG&A expenses	5,771	5,940
Total depreciation and amortization	11,708	12,271
Non-cash share-based compensation costs	1,530	2,434
Adjusted EBITDA	$(3,925)	$3,754

Free Cash Flow:
Cash provided by operating activities	$917	$7,628
Capital expenditures	(8,305)	(6,610)
Free Cash Flow	$(7,388)	$1,018

____________________________________

1	For the three months ended March 31, 2020 and March 31, 2019, includes $1.8 million and $3.2 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).

2
For the three months ended March 31, 2020, primarily relates to accrued costs due to international legal and internal control review matters. For the three months ended March 31, 2019, primarily relates to intellectual property legal defense costs associated with Quest Integrity.

3	Relates to restructuring costs incurred associated with the OneTEAM program, including international restructuring under the OneTEAM program.

4
Represents the tax effect of the adjustments at an assumed marginal tax rate of 21% for the three months ended March 31, 2020 and 2019 except for the adjustment of the goodwill impairment charge for which the actual tax impact was used.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(in thousands)

	Three Months Ended March 31,
	2020	2019
	(unaudited)	(unaudited)

Adjusted EBIT and Adjusted EBITDA by Segment:

IHT
Operating income (loss)	$(192,150)	$1,721
Restructuring and other related charges, net[2]	8	102
Goodwill impairment charge	191,788	—
Adjusted EBIT	(354)	1,823
Depreciation and amortization	3,983	4,502
Adjusted EBITDA	$3,629	$6,325

MS
Operating income	$1,022	$5,534
Restructuring and other related charges, net[2]	130	85
Adjusted EBIT	1,152	5,619
Depreciation and amortization	5,431	5,414
Adjusted EBITDA	$6,583	$11,033

Quest Integrity
Operating income	$6,106	$1,644
Adjusted EBIT	6,106	1,644
Depreciation and amortization	886	921
Adjusted EBITDA	$6,992	$2,565

Corporate and shared support services
Operating loss	$(27,910)	$(25,427)
Professional fees and other[1]	2,545	5,105
Legal costs[3]	1,250	264
Restructuring and other related charges, net[2]	48	21
Adjusted EBIT	(24,067)	(20,037)
Depreciation and amortization	1,408	1,434
Non-cash share-based compensation costs	1,530	2,434
Adjusted EBITDA	$(21,129)	$(16,169)
___________________

1	For the three months ended March 31, 2020 and March 31, 2019, includes $1.8 million and $3.2 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).

2	Relates to restructuring costs incurred associated with the OneTEAM program, including international restructuring under the OneTEAM program.

3
For the three months ended March 31, 2020, primarily relates to accrued costs due to international legal and internal control review matters. For the three months ended March 31, 2019, primarily relates to intellectual property legal defense costs associated with Quest Integrity.